TENTH AMENDMENT

TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF LODGING FUND REIT III OP, LP

This Tenth Amendment (this “Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of Lodging Fund REIT III OP, LP (the “Partnership”) dated June 15, 2020, as amended by First Amendment to the Amended and Restated Limited Partnership Agreement dated February 4, 2020, as amended by Second Amendment to the Amended and Restated Limited Partnership Agreement dated May 12, 2021, as amended by Third Amendment to the Amended and Restated Limited Partnership Agreement dated August 3, 2021, as amended by Fourth Amendment to the Amended and Restated Limited Partnership Agreement dated December 3, 2021, as amended by the Fifth Amendment to the Amended and Restated Limited Partnership Agreement dated January 18, 2022, as amended by the Sixth Amendment to the Amended and Restated Limited Partnership Agreement dated February 8, 2022, as amended by the Seventh Amendment to the Amended and Restated Limited Partnership Agreement dated March 29, 2022, as amended by the Eighth Amendment to the Amended and Restated Limited Partnership Agreement dated August 3, 2022, as amended by the Ninth Amendment to the Amended and Restated Limited Partnership Agreement dated August 25, 2022 is adopted by Lodging Fund REIT III, Inc. (the “General Partner”), as the General Partner and on behalf of the Limited Partners to be effective as of August 25, 2022 (“Effective Date”). Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

WHEREAS, the General Partner has determined it to be in the best interest of the Partnership to amend the Partnership Agreement in order to issue those certain Series T Limited Units with the parameters set forth in Exhibit D of the Contribution Agreement between the Partnership and Smith/Curry Hotel Group Pineville II, LLC, a North Carolina limited liability company dated March 21, 2022, as amended and assigned, (the “T Unit Parameters”).

NOW, THEREFORE, in consideration of the preceding, the General Partner hereby amends the Partnership Agreement as follows:

1.The Partnership Agreement shall hereby incorporate the T Unit Parameters in the Partnership Agreement with respect to the Series T Limited Units. The Partnership shall maintain the T Unit Parameters in the records of the Partnership.

2.	As amended hereby, the Agreement shall continue in full force and effect.

3.The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the successors and assigns of the General Partner and the Limited Partners.

4.This Amendment may be executed in several counterparts, and all so executed shall constitute one

Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

5.Any electronic signature of a party to this Amendment and of a party to take any action related to this Amendment shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signature(s) to this Amendment) shall be deemed (i) to be "written" or "in writing," (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

[signature page follows]

IN WITNESS WHEREOF, this Amendment is effective as of the Effective Date set forth above.

GENERAL PARTNER:

Lodging Fund REIT III, Inc,. a Maryland

Corporation

By: /s/ Corey R. Maple

Corey R. Maple, Chief Executive Officer